THE LEARNING COMPANY

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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13
                    and 15(d) of the Securities Exchange
                                Act of 1934


                      Commission File Number: 0-14713


                              INTERLEAF, INC.
           (Exact name of registrant as specified in its charter)

                              62 FOURTH AVENUE
                             WALTHAM, MA 02451
                               (781) 290-0710
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
          (Title of each class of securities covered by this Form)

                                    None
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a) (1) (i)  [X]         Rule 12h-3(b) (1) (i)  [X]
      Rule 12g-4(a) (1) (ii) [ ]         Rule 12h-3(b) (1) (ii) [ ]
      Rule 12g-4(a) (2) (i)  [ ]         Rule 12h-3(b) (2) (i)  [ ]
      Rule 12g-4(a) (2) (ii) [ ]         Rule 12h-3(b) (2) (ii) [ ]
                                         Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: [ ]

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Interleaf, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 14, 2000           BY: /s/ Craig Newfield, Esq.
                                  -------------------------
                                  Name: Craig Newfield, Esq.
                                  Title: Clerk